Exhibit 99.1

Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.
26 North Cedar Street	180 Old York Road
Lititz, PA 17543-7000	Jenkintown, PA 19046

NEWS RELEASE

 SUSQUEHANNA BANCSHARES CONTACTS:
INVESTOR RELATIONS:
Abram G. Koser, Vice President Investor Relations
(717) 625-6305, ir@susquehanna.net

MEDIA:
Stephen Trapnell, Corporate Communications Manager
(717) 625-6548, communications@susquehanna.net
ABINGTON BANCORP CONTACT: Robert W. White Chairman, President & CEO (215) 886-8280

Susquehanna Bancshares, Inc. and Abington Bancorp, Inc.
Shareholders Approve Merger Agreement

FOR IMMEDIATE RELEASE:  LITITZ, PA, and JENKINTOWN, PA, May 6, 2011: In separate votes on Friday, May 6, 2011, shareholders of Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ:  SUSQ) and Abington Bancorp, Inc. (Abington) (NASDAQ: ABBC) approved the merger agreement under which Susquehanna will acquire all outstanding shares of common stock of Abington.

“Shareholders overwhelmingly voted in favor of the merger of Susquehanna and Abington, two banking companies that share a strong legacy of customer service and dedication to local communities,” said William J. Reuter, Susquehanna’s Chairman and Chief Executive Officer. “Together, we expect to build on this foundation, offering a wider array of banking and financial services to Abington customers. The combined company will have even greater size, scale and capital to pursue growth opportunities and generate strong returns for shareholders.”

“We are excited about joining the Susquehanna family,” said Robert W. White, Chairman, President and Chief Executive Officer of Abington. “We believe this transaction brings real value to our shareholders and will be a tremendous benefit to our customers with the additional products and services offered by Susquehanna. We are gratified that it received such overwhelming support from our shareholders.”

The acquisition is expected to be completed later in 2011, pending certain customary conditions including regulatory approvals. When it was announced in January, the transaction had an approximate total value of $273 million. Under terms of the agreement, Abington shareholders will receive 1.32 shares of Susquehanna common stock for each share of Abington common stock.

The combined company will have approximately $15 billion in assets, including $10 billion in loans, as well as $10 billion in deposits. Abington Bank’s 20 branches in the suburban counties surrounding Philadelphia will join Susquehanna Bank’s network of 222 branches in Pennsylvania, New Jersey, Maryland and West Virginia. Susquehanna does not anticipate closing any of Abington’s branches.

About Susquehanna Bancshares, Inc.
Susquehanna is a financial services holding company with assets of approximately $14 billion.  Headquartered in Lititz, Pa., the company provides banking and financial services at 222 branch locations in the mid-Atlantic region.  Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6.5 billion in assets under management and administration.  Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

About Abington Bancorp, Inc.
Abington Bancorp Inc. is the holding company for Abington Bank, with assets of approximately $1.2 billion. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania, as well as 12 additional full-service branch offices and seven limited-service banking offices located in Montgomery, Bucks and Delaware counties, Pennsylvania.

This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Susquehanna's and Abington’s current expectations, estimates and projections about future events. This includes statements regarding the timing of the transaction, the timing and success of business plans and integration efforts once the transaction is complete, Susquehanna's ability to expand its services and realize growth and efficiencies through the acquisition of Abington, and the impact of the transaction on Susquehanna’s earnings and capital. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by regulatory authorities, whether other conditions to closing set forth in the merger agreement will be met, Susquehanna’s ability to integrate Abington as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Neither Susquehanna nor Abington undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Susquehanna and Abington with the Securities and Exchange Commission (“SEC”), including Susquehanna’s Annual Report on Form 10-K for the year ended December 31, 2010, and Abington’s Annual Report on Form 10-K for the year ended December 31, 2010.

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